Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2019 RESULTS

Minneapolis/August 6, 2019/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the fourth quarter ended June 30, 2019.

Fourth Quarter FY2019 Snapshot

●	Fourth quarter organic growth of 7% (6% reported) to $191.7 million. Full year organic growth of 10% (11% reported) to $714.0 million.

●

GAAP EPS was $0.42 vs. $1.08 one year ago. Delivered adjusted earnings per share (EPS) of $1.25 vs. $1.34 one year ago. Full year GAAP EPS was $2.47 vs $3.31 one year ago. Full year adjusted EPS was $4.51 vs $4.54 in the prior year despite foreign currency exchange headwinds negatively impacting fiscal year results by $0.14 or 3%.

●	Protein Sciences Segment delivered 9% organic growth in FY19 Q4. The segment achieved full year organic growth of 13%.

●

The U.S. Food and Drug Administration granted breakthrough device designation to ExoDx Prostate IntelliScore (EPI) making it the first exosome-based liquid biopsy test to receive a breathrough device designation.

●	Acquired B-MoGen Biotechnologies Inc. with technology specializing in solving the most complex gene editing problems with proprietary, cutting edge non-viral gene editing and delivery tools.

The company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted dilutive EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“We are pleased to deliver strong results in the fourth quarter and finish a phenomenal fiscal year 2019 with 10% organic growth,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “Our teams executed well all year on both the top and bottom-line, exceeding market growth in our portfollio of research reagents and instruments.”

Kummeth added, “While our Diagnostics tools divison was adversely impacted this quarter by the timing of OEM order flow, our Genomics division continues to be in full recovery from earlier in the year and again, topped 20% organic growth in Q4. We also received exciting news that our EPI liquid-biopsy test for prostate cancer was granted breakthrough device designation by the U.S. FDA. To date, over 25,000 EPI tests have already been conducted. Now with FDA support and the draft Local Coverage Decision for EPI issued in May by the National Government Services (NGS), ExosomeDx is in strong position for a full commercialization ramp in FY20.”

Kummeth concluded, “All in all, a solid quarter  and a truly outstanding year for the company. I am delighted with the performance of our entire Bio-Techne team”.

Fourth Quarter Fiscal 2019

Revenue

Net sales for the fourth quarter increased 6% to $191.7 million. Organic growth was 7%, with currency translation having an unfavorable impact of 2% and acquisitions contributing 1% to revenue growth.

GAAP Earnings Results

GAAP EPS was $0.42 per diluted share, versus $1.08 in the same quarter last year. The decrease was driven by changes in the fair value of our CCXI investment, which impacted year over year GAAP EPS by $0.91 per share, partially offset by a gain on our historical investment in B-MoGen of $0.09, which was recognized upon acquisition. GAAP operating income for the fourth quarter of fiscal 2019 increased 1% to $43.3 million, compared with $42.9 million in the fourth quarter of fiscal 2018. GAAP operating margin was 22.6%, compared to 23.8% in the fourth quarter of fiscal 2018. GAAP operating margin compared to prior year was impacted by negative margin acquisitions, namely ExosomeDx.

Non-GAAP Earnings Results

Adjusted EPS was $1.25 per diluted share, versus $1.34 in the same quarter last year. Adjusted operating margin for the fourth quarter of fiscal 2019 decreased to 35.1%, compared with 39.5% in the fourth quarter of fiscal 2018. Adjusted operating margin compared to prior year was impacted by negative margin acquisitions, namely ExosomeDx.

Full Year Fiscal 2019

Revenue

Net sales for the full year fiscal 2019 increased 11% to $714.0 million. Organic growth was 10%, with currency translation having an unfavorable impact of 1% and acquisitions contributing 2% to revenue growth.

GAAP Earnings Results

GAAP EPS decreased to $2.47 per diluted share, versus $3.31 last fiscal year. GAAP operating income for full year fiscal 2019 increased 8% to $146.7 million, compared with $136.2 million in the full year fiscal 2018. GAAP operating margin was 20.5%, compared to 21.2% in the full year fiscal 2018. GAAP operating margin compared to prior year was impacted by unfavorable foreign currency exchange rates and negative margin acquisitions, namely ExosomeDx.

Non-GAAP Earnings Results

Adjusted EPS was $4.51 per diluted share, versus $4.54 in full fiscal year 2018. Adjusted operating margin for full fiscal year 2019 decreased to 34.1%, compared with 37.1% in full year fiscal 2018. Adjusted operating margin compared to prior year was impacted impacted by unfavorable foreign currency exchange rates and negative margin acquisitions, namely ExosomeDx.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology community. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s fourth quarter fiscal 2019 net sales were $143.4 million, an increase of 7% from $133.9 million for the fourth quarter of fiscal 2018. Organic growth for the segment was 9%, with currency translation having an unfavorable impact of 2% on revenue growth. Protein Sciences segment’s operating margin was 45.4% in the fourth quarter of fiscal 2019 compared to 44.5% in the fourth quarter of fiscal 2018. Segment operating margin compared to the prior year was positively impacted by volume leverage and operational productivity.

Protein Sciences segment's full year fiscal 2019 net sales were $543.2 million, an increase of 13% from $482 million for fiscal 2018. Organic growth for the segment was 13% for the fiscal year, with currency translation having an unfavorable impact of 2% on revenue growth and acquisitions contributing 2%. Protein Sciences segment’s operating margin was 44.4% in fiscal 2019 compared to 43.5% in fiscal 2018. The higher operating margin was driven by strong volume leverage and operational productivity.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, diagnostics immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s fourth quarter fiscal 2019 net sales were $48.5 million, an increase of 4% from $46.6 million for the fourth quarter of fiscal 2018. Organic growth for the segment was 2%, with currency translation having an unfavorable impact of 1% on revenue growth and acquisitions contributing 3% to revenue growth. The Diagnostics and Genomics segment operating margin was 10.3% in the fourth quarter of fiscal 2019 compared to 27.2% in the fourth quarter of fiscal 2018. Segment operating margin compared to the prior year was impacted by negative operating margins for acquisitions made in the segment, namely ExosomeDx.

The Diagnostics segment’s full year fiscal 2019 net sales were $171.7 million, an increase of 7% from $161.2 million for fiscal 2018. Organic growth for the segment was 4%, with acquisitions contributing 3% to revenue growth. The Diagnostics segment’s operating margin was 5.9% in fiscal 2019 compared to 22.0% in fiscal 2018. Operating margin was impacted by negative operating margins for acquisitions made in the segment, namely ExosomeDx.

Conference Call

Bio-Techne will host an earnings conference call today, Tuesday, August 6, 2019, at 8:00 a.m. CST. To listen, please dial 1-888-394-8218 or 1-323-701-0225 for international callers, and reference conference ID 9336552. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call. To access the replay, U.S. callers should dial 1-844-512-2921 or international callers should dial 1-412-317-6671, and enter the replay access code 9336552. The replay can also be accessed by going to: http://audio.viavid.com/20190806-135354-bio-techne.mp3

The replay will be available from 11:00 a.m. CDT on Tuesday, August 6, 2019, until 11:00 p.m. CDT on Friday, September 6, 2019.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Organic Growth

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceeding 12 months as well as the impact of foreign currency. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, and acquisition related expenses. The Company excludes amortization of purchased intangible assets and purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses, from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded.   Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $714 million in net sales in fiscal 2019 and has over 2,200 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact: David Clair, Investor Relations

ir@bio-techne.com

646-277-1266

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/19	06/30/18	06/30/19	06/30/18
Net sales	$191,664	$180,254	$714,006	$642,993
Cost of sales	63,405	58,074	240,515	210,850
Gross margin	128,259	122,180	473,491	432,143
Operating expenses:
Selling, general and administrative	68,737	65,287	264,359	240,636
Research and development	16,259	13,979	62,413	55,329
Total operating expenses	84,996	79,266	326,772	295,965
Operating income	43,263	42,914	146,719	136,178
Other income (expense)	(20,478)	13,357	(34,704)	(10,226)
Earnings before income taxes	22,785	56,271	112,015	125,952
Income taxes (benefit)	6,326	14,570	15,943	(198)
Net earnings	$16,459	$41,701	$96,072	$126,150
Earnings per share:
Basic	$0.43	$1.11	$2.54	$3.36
Diluted	$0.42	$1.08	$2.47	$3.31
Weighted average common shares outstanding:
Basic	37,881	37,585	37,781	37,476
Diluted	39,135	38,347	38,892	38,055

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

ASSETS	06/30/19	06/30/18
Cash and equivalents	$100,886	$121,990
Short-term available-for-sale investments	65,147	59,764
Accounts receivable, net	137,466	120,296
Inventory	91,050	85,648
Other current assets	18,058	10,668
Total current assets	412,607	398,366

Property and equipment, net	154,039	145,348
Goodwill and intangible assets, net	1,312,096	1,044,222
Other assets	5,668	5,266
Total assets	$1,884,410	$1,593,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade accounts payable and accrued expense	$71,237	$62,523
Short-term contingent consideration payable	3,400	-
Contract liabilities	9,084	8,109
Income taxes payable	5,764	8,878
Current portion of long-term debt obligations	12,500	-
Total current liabilities	101,985	79,510

Deferred income taxes	89,754	86,293
Long-term debt obligations, net	492,660	339,000
Long-term contingent consideration payable	9,200	-
Other long-term liabilities	25,222	9,338
Shareholders’ equity	1,165,589	1,079,061
Total liabilities and shareholders’ equity	$1,884,410	$1,593,202

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/19	06/30/18	06/30/19	06/30/18
Gross margin percentage – GAAP	66.9%	67.8%	66.3%	67.2%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.5%	0.2%	0.5%	0.4%
Amortization of intangibles	4.5%	3.8%	4.7%	3.9%
Gross margin percentage - Adjusted	71.9%	71.8%	71.5%	71.5%

BIO-TECHNE CORPORATION

RECONCILIATION OF OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/19	06/30/18	06/30/19	06/30/18
Operating margin percentage – GAAP	22.6%	23.8%	20.5%	21.2%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.5%	0.2%	0.5%	0.4%
Amortization of intangibles	7.8%	6.9%	8.2%	7.3%
Acquisition related expenses	(0.4% )	0.3%	0.3%	3.7%
Restructuring costs	-	0.2%	-	0.1%
Stock-based compensation	4.6%	8.1%	4.6%	4.4%
Operating margin percentage - Adjusted	35.1%	39.5%	34.1%	37.1%

BIO-TECHNE CORPORATION

RECONCILIATION OF NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/19	06/30/18	06/30/19	06/30/18
Net earnings – GAAP	$16,459	$41,701	$96,072	$126,150
Identified adjustments:
Costs recognized upon sale of acquired inventory	934	442	3,739	2,455
Amortization of intangibles	14,872	12,436	58,550	46,983
Acquisition related expenses	(607)	516	2,656	24,769
Restructuring costs	-	376	-	376
Stock-based compensation	8,906	14,658	33,057	28,245
Realized and unrealized loss (gain) on investments	15,277	(16,643)	12,370	(397)
Tax impact of above adjustments	(5,640)	(4,415)	(18,323)	(21,625)
Tax impact of discrete items	(1,226)	2,307	(12,665)	(34,360)
Net earnings - Adjusted	$48,975	$51,378	$175,456	$172,596

Earnings per share - diluted – Adjusted	$1.25	$1.34	$4.51	$4.54

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/19	06/30/18	06/30/19	06/30/18
Protein Sciences segment revenue	$143,372	$133,936	$543,159	$482,378
Diagnostics and Genomics segment revenue	48,530	46,547	171,674	161,151
Intersegment revenue	(238)	(229)	(827)	(536)
Consolidated revenue	$191,664	$180,254	$714,006	$642,993

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	06/30/19	06/30/18	06/30/19	06/30/18
Protein Sciences segment operating income	$65,097	$59,641	$240,919	$209,880
Diagnostics and Genomics segment operating income	5,018	12,680	10,079	35,496
Segment operating income	70,115	72,321	250,998	245,376
Costs recognized upon sale of acquired inventory	(934)	(442)	(3,739)	(2,455)
Amortization of intangibles	(14,872)	(12,436)	(58,550)	(46,983)
Acquisition related expenses	691	(430)	(2,282)	(24,429)
Restructuring costs	-	(376)	-	(376)
Stock-based compensation	(8,906)	(14,658)	(33,057)	(28,240)
Corporate general, selling, and administrative	(2,831)	(1,065)	(6,651)	(6,715)
Operating income	$43,263	$42,914	$146,719	$136,178